PROMISSORY NOTE

And

AMENDMENT NO. 2 TO STOCK PURCHASE AGREEEMENT

WITNESSETH:

WHEREAS,  Magellan Gold Corporation, a Nevada corporation (“Magellan”) and its wholly-owned subsidiary Magellan Acquisition Corporation (“MAC”), a Colorado corporation (collectively “Buyer” and “Makers”) and Rose Petroleum plc (“Rose”) and its wholly-owned subsidiary Vane Minerales (UK) Limited (“Seller” or “Holder”) have executed and delivered a Stock SPA dated September 9, 2017 as amended by Amendment No. 1 thereto dated October 17, 2017 (the “SPA”); and

WHEREAS, the SPA contemplates and provides for Buyer and Seller to deposit in escrow at closing of the SPA the sum of $50,000 as a holdback from the Purchase Price under the SPA (the “Holdback”) against which potential indemnity claims by Buyer could be paid post-closing; and

WHEREAS,  the Buyer and Seller wish to eliminate the holdback escrow and in lieu thereof execute this promissory note in the principal amount of $50,000, which shall be deemed Amendment No. 2 to the SPA; and

WHEREAS, unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the SPA.

FOR VALUE RECEIVED, Magellan Gold Corporation, a Nevada corporation ("Magellan"), and Magellan Acquisition Corporation, a Colorado corporation (“MAC”), and their successors and assigns (the "Maker"), joint and severally promise to pay to the order of Rose Petroleum plc ("Holder"), the principal sum of Fifty Thousand and no/100 Dollars ($50,000) in lawful money of the United States of America, without interest payable as hereinafter provided.

1.Interest Rate.  The unpaid principal balance of this Note shall not bear interest.

2.Payment/Maturity Date.  The total outstanding principal balance hereof shall be due and payable in full on March 10, 2018 (the “Maturity Date”).

3.Default Interest and Attorney Fees.  Upon declaration of a default hereunder, the balance of the principal remaining unpaid, interest accrued thereon, and all other costs, and fees shall bear interest at the rate of six percent (6%) per annum from the date or default, or the date of advance, as applicable.  In the event of default, the Maker and all other parties liable hereon agree to pay all costs of collection, including reasonable attorneys' fees.

4.Default Interest Calculation.  Default interest shall be calculated on a 365-day year and the actual number of days in each month commencing on the date of any default.

5.Prepayment.  Maker may prepay the unpaid principal balance of this Note in whole or in part at any time or from time to time without penalty.

6.Costs of Collection.  Maker agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of Holder's rights hereunder or under any instrument securing payment of this Note, Maker shall pay to Holder its reasonable attorneys' fees and all court costs and other expenses incurred in connection therewith, regardless of whether a lawsuit is ever commenced or whether, if commenced, the same proceeds to judgment or not.  Such costs and expenses shall include, without limitation, all costs, reasonable attorneys' fees, and expenses incurred by Holder in connection with any insolvency, bankruptcy, reorganization, foreclosure, deed in lieu of foreclosure or similar proceedings involving Maker or any endorser, surety, guarantor, or other person liable for this Note which in any way affect the exercise by Holder of its rights and remedies under this Note, or any other document or instrument securing, evidencing, or relating to the indebtedness evidenced by this Note.

7.Restrictive Covenant.  For so long as this Note is outstanding and any amount due hereunder unpaid, Makers will not, without the written consent of Holder, transfer or assign any of their equity interest in Minerales Vane 2 S.A. de C.V, a Mexican corporation acquired by Maker from Holder pursuant to the SPA.

8.Indemnity Claims under the SPA.

(a)Officer’s Certificate. If Buyer makes any claim for indemnification under the SPA on or prior to the Maturity Date, Buyer will deliver a certificate signed by an authorized  representative of Buyer (an “Officer’s Certificate”) to the Seller, which Officer’s Certificate will state that Buyer has claims against the Sellers for which Buyer may be entitled to indemnification under the SPA, and the Officer’s Certificate will specify in reasonable detail the nature and basis of the claims and, to the extent known at such time, the amount of such claims.

(b)Seller’s Response. Within thirty (30) days after receipt by Seller of the Officer’s Certificate, Seller will deliver a written response to Buyer, accepting Buyer’s claims in whole or in part or rejecting Buyer’s claims. Unless Seller accepts Buyer’s claims in whole, Seller’s response will include a reasonably detailed statement of the reasons for that portion of Buyer’s claims not being accepted by Seller. If Seller accepts any portion of Buyer’s claims upon receipt of a joint written instruction from Seller and Buyer, the Holder may off-set the principal amount due under this Note by an amount equal to the amount of the accepted claims. If the Buyer does not receive from Seller a written response within such thirty (30) day period, the claims will be deemed to be accepted by Seller, and the principal amount due under this Note shall be reduced by an amount equal to the full amount claimed in the Officer’s Certificate.

(c)Negotiation Period. If the Buyer receives from Seller a written response within the thirty (30) day period referred to in Section 8(b) pursuant to which Seller rejects all or any portion of Buyer’s claims in accordance with Section 8(b), upon Buyer’s receipt of such rejection, Seller and Buyer will attempt in good faith to resolve such claims. If Buyer and Seller agree to a settlement (whether before or after litigation is commenced), they will prepare and execute joint written agreement evidencing such settlement. Upon execution of such joint written instructions, the principal amount due to Holder under this Note shall be reduced by the amount set forth in the settlement agreement.

(d)Dispute Resolution.  If Buyer and Seller fail to settle all of Buyer’s claims within thirty (30) days after Buyer’s receipt of Seller’s rejection of all or any portion of Buyer’s claim stated in the Officer’s Certificate, then such claims will be resolved in accordance with the following provisions:

Arbitration shall determine any question, dispute, or controversy arising under this agreement, at the option of the Buyer or the Seller. The parties hereto understand that this Agreement contains an agreement to arbitrate. After executing this document, each party understands that it will not be able to bring a lawsuit concerning any dispute that may arise that is covered by these arbitration provisions.  Instead, each party agrees to submit any such dispute to an impartial arbitrator as provided below.

(i)The Seller and Buyer agree to mediate within thirty (30) days any dispute or claim between them arising out of this Escrow Agreement or any resulting transaction before resorting to arbitration or court action.  Mediation is a process in which parties attempt to resolve a dispute by submitting it to an impartial, neutral mediator who is authorized to facilitate the resolution of the dispute but who is not empowered to impose a settlement on the parties.  Mediation fees, if any, shall be divided equally among the parties involved.  Before the mediation begins, the parties agree to sign a document limiting the admissibility in arbitration or any civil action of anything said, any admission made, and any documents prepared, in the course of mediation, consistent with the Federal Rules of Evidence.  If any party commences an arbitration or court action based on a dispute or claim to which this paragraph applies without first attempting to resolve the matter through mediation, then in the discretion of the arbitrator(s) or judge, that party shall not be entitled to recover attorney’s fees even if they would otherwise be available to that party in any such arbitration or court action.  However, the filing of a judicial action to enable the recording of a notice of pending action, for order of attachment, receivership, injunction, or other provisional remedies, shall not in itself constitute a loss of the right to recover attorney’s fees under this provision.

(ii)Any dispute or claim in law or equity between the Seller and Buyer arising out of this Agreement or any resulting transaction which is not settled though mediation within thirty (30) days shall be decided by neutral, binding arbitration in Denver, Colorado and not by court action, except as provided by Colorado law for judicial review of arbitration proceeding.  The arbitration shall be conducted in accordance with the rules of either the American Arbitration Association (AAA) or Judicial Arbitration and Mediation Services, Inc. (JAMS).  The claimant first filing for the arbitration shall make the selection between AAA and JAMS rules.  The parties to arbitration may agree in writing to use different rules and/or arbitrator(s).  In all other respects, the arbitration shall be conducted in accordance with the Federal Rules of Civil Procedure.  In any arbitration, the prevailing party shall be entitled to recover its costs and attorney’s fees incurred in both the mediation and arbitration. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties shall have the right to discovery in accordance with the Federal Rules of Civil Procedure.  The filing of a judicial action to enable the recording of a notice of pending action, for order of attachment, receivership, injunction, or other provisional remedies, shall not constitute a waiver of the right to arbitrate under this provision.

(e)The Final Decision (as defined below) of the arbitration shall be binding on the Buyer and Seller and shall have the same force and effect as an uncontested Officer’s Certificate, and the principal amount due to Holder under this Note shall be adjusted in accordance with such

Final Decision. For purposes of this Escrow Agreement, “Final Decision” shall mean a written final non-appealable order of a court of competent jurisdiction delivered to Buyer or Seller.

(f) Payment of Note.

(i)Release. Within two Business Days following the Maturity Date,  the Buyer shall pay to Seller an amount equal to (A) $50,000, less (B) the amount of any outstanding claims under an Officer’s Certificate on or prior to the Maturity Date. If there are outstanding claims under an Officer’s Certificate received by the Seller on or prior to the Maturity Date, then the Buyer will retain an amount due under the Note equal to all such unsatisfied claims until such time as all outstanding claims have been resolved. Upon the resolution of all outstanding claims, Buyer shall pay to Seller any amounts due and owing under this Note after giving effect to all off-sets resulting from such resolved claims.

9.Default.  At the option of Holder, the unpaid principal balance of this Note and all accrued interest thereon shall become immediately due, payable, and collectible, without notice or demand, upon the occurrence at any time of any of the following events, each of which shall be deemed to be an event of default hereunder:

a.Maker's failure to make any payment of principal, interest, or other charges on or before the date on which such payment becomes due and payable under this Note.

b.Maker's breach or violation of any agreement or covenant contained in this Note, or in any other document or instrument evidencing, or relating to the indebtedness evidenced by this Note.

c.The failure of Maker to generally pay its debts as they become due or if Maker shall file in any court pursuant to any statute, either of the United States or of any state, a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of Maker' property, or if Maker make any assignment for or petitions for or enters into an arrangement for the benefit of creditors, or if a petition in bankruptcy is filed against Maker which is not discharged within sixty (60) days thereafter.

d.Dissolution, liquidation or termination of Maker.

10.Application of Payments.  Any payment made against the indebtedness evidenced by this Note shall be applied against the following items in the following order:  (1) costs of collection, including reasonable attorney's fees incurred or paid and all costs, expenses, default interest, late charges and other expenses incurred by Holder and reimbursable to Holder pursuant to this Note (as described herein); (2) default interest accrued to the date of said payment; (3) ordinary interest accrued to the date of said payment; and (4) finally, outstanding principal.

11.Assignment of Note.  This Note may not be assigned by Maker or Holder.

12.Non-Waiver.  No delay or omission on the part of Holder in exercising any rights or remedy hereunder shall operate as a waiver of such right or remedy or of any other right or remedy under this Note.  A waiver on any one or more occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

13.Maximum Interest.  In no event whatsoever shall the amount paid, or agreed to be paid, to Holder for the use, forbearance, or retention of the money to be loaned hereunder ("Interest") exceed the maximum amount permissible under applicable law.  If the performance or fulfillment of any provision hereof, or any agreement between Maker and Holder shall result in Interest exceeding the limit for Interest prescribed by law, then the amount of such Interest shall be reduced to such limit.  If, from any circumstance whatsoever, Holder should receive as Interest an amount which would exceed the highest lawful rate, the amount which would be excessive Interest shall be applied to the reduction of the principal balance owing hereunder (or, at the option of Holder, be paid over to Maker) and not to the payment of Interest.

14.Purpose of Loan.  Maker certifies that the loan evidenced by this Note is obtained for business or commercial purposes and that the proceeds thereof will not be used primarily for personal, family, household, or agricultural purposes.

15.Waiver of Presentment.  Maker and the endorsers, sureties, guarantors and all persons who may become liable for all or any part of this obligation shall be jointly and severally liable for such obligation and hereby jointly and severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest, and any and all lack of diligence or delays in collection or enforcement hereof.  Said parties consent to any modification or extension of time (whether one or more) of payment hereof, the release of all or any part of the security for the payment hereof, and the release of any party liable for payment of this obligation.  Any modification, extension, or release may be without notice to any such party and shall not discharge said party's liability hereunder.

16.Governing Law.  As an additional consideration for the extension of credit, Holder and Maker understand and agree that the loan evidenced by this Note is made in the State of Colorado and the provisions hereof will be construed in accordance with the laws of such state, and such parties further agree that in the event of default this Note may be enforced in any court of competent jurisdiction in said state, and they do hereby submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement hereof may be executed.

17.Binding Effect.  The term "Maker" as used herein shall include the original Maker of this Note and any party who may subsequently become liable for the payment hereof as an assumer with the consent of the Holder, provided that Holder may, at its option, consider the original Maker of this Note alone as Maker unless Holder has consented in writing to the substitution of another party as Maker.  The term "Holder" as used herein shall mean Holder or, if this Note is transferred, the then Holder of this Note.

18.Relationship of Parties.  Nothing herein contained shall create or be deemed or construed to create a joint venture or partnership between Maker and Holder, Holder is acting hereunder as a lender only.

19.Liability of Maker.  Maker's liability under this Note shall be joint and several; and Holder shall have no duty or obligation to exhaust any remedies at law or in equity against one

Maker as a condition to asserting Holder's remedies against the other Maker, or both Maker concurrently.

20.Severability.  Invalidation of any of the provisions of this Note or of any paragraph, sentence, clause, phrase, or word herein, or the application thereof in any given circumstance, shall not affect the validity of the remainder of this Note.

21.Amendment.  This Note may not be amended, modified, or changed, except only by an instrument in writing signed by both of the parties.

22.Time of the Essence.  Time is of the essence for the performance of each and every obligation of Maker hereunder.

IN WITNESS WHEREOF, the undersigned has executed this Note this 30th day of November, 2017.

Magellan Gold Corporation, a Nevada corporation

By:  /s/ W. Pierce Carson

Its:  President

Magellan Acquisition Corporation, a Colorado corporation

By:  /s/ W. Pierce Carson

Its:  President

Rose Petroleum plc

By:  /s/ M.C. Idiens

Its:  CEO

Vane Minerales (UK) Limited

By:  /s/ M.C. Idiens

Its:  Director